Zion Oil & Gas

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Downloading Tips

  Each of the download documents (but not the DVD's) may be viewed or printed by the freely available Adobe Acrobat Reader.
  If you left click one of the download items it will download directly into your browser for viewing. Most browsers will also provide you a drop-down box to allow you to save the downloaded file directly from the browser.
  If you want to save the file directly to a folder on your computer, then right click the hyperlink and choose "save target as" from the dialogue box.
  If you want to print the file (other than the DVD files) directly to a printer, then right click the hyperlink and choose "print target" from the dialogue box.

Final Prospectus Dated September 26, 2006

  You may request that our prospectus be sent via mail or email by going through our contact page
  You may click here to download a low-resolution (72 dpi) PDF version (1,092 KB) suitable for viewing on your browser.
  You may click here to download a high-resolution (300 dpi) PDF version (3,195 KB) directly into your browser to save and print.
  After you have read the prospectus, you may click here to download a copy of the two-page subscription agreement form to fill out and send in.*

Zion Free Writing Prospectuses

Each of the free writing prospectuses are available via mail, email or direct download. Click here for a description of these items. If you would like one or more mailed to you, please use our contact page.

Below are the download links:

  2006 Zion Company DVD in low resolution and high resolution
  Vision Book Web Edition (1,255 KB)
  Biblical Treasure Hunt (667 KB)
  2005 Project Description low resolution (72 dpi) suitable for web viewing (1,300KB)
  2005 Project Description medium resolution (150 dpi) suitable for printing (3,800KB)

Return to IPO Main Page

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

The information on this web page shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state.

* NOTICE: Any subscription to purchase shares may be withdrawn or revoked without obligation or commitment of any kind, at any time prior to notice of its acceptance.

Ready to Purchase Shares?*

  If you would like to purchase shares right away and do not want to wait for your prospectus to come in the mail, you may download the prospectus and subscription agreement.
  Online subscription forms
  Subscription form tutorial

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